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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                      TO
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF CYTRX CORPORATION

         CytRx Corporation, a Delaware corporation (the "Company"), hereby certifies that:


     1. The following resolution has been unanimously adopted by the Company's Board of Directors and has been approved by the holders of a majority of the Company's outstanding common stock in accordance with the Delaware General Corporation Law for the purpose of amending the Company's Restated Certificate of Incorporation:

         RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting in its entirety the Fourth Article and by replacing it with the following:

         "FOURTH: The total number of shares of all classes of stock that the corporation shall have the authority to issue is Fifty Million One Thousand (50,001,000), of which Fifty Million (50,000,000) shall be common stock, par value $.001 per share (the "Common Stock") and One Thousand (1,000) shall be preferred stock, par value $.01 per share (the "Preferred Stock").

         The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof."

     2. The above amendment was duly adopted by the Company in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, CytRx Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 17th day of July,
                                                            ----
2000.


                                    CytRx Corporation

                                    By: /s/ Mark W. Reynolds
                                        --------------------
                                    Name: Mark W. Reynolds
                                          ----------------
                                    Title: V.P. Finance & Corporate Secretary
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